SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                  SCHEDULE 13D

                                 (RULE 13D-101)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO

                                  RULE 13D-2(A)

                               (AMENDMENT NO. 5)(1)



                          GUARDIAN INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


             CLASS A VOTING COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   401376 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  Lee P. Wages
                                    President
                              Westar Capital, Inc.
                                818 Kansas Avenue
                              Topeka, Kansas 66612
                                 (785) 575-8357

                                   Copies to:

                            Richard D. Terrill, Esq.
                                818 Kansas Avenue
                              Topeka, Kansas 66612
                                 (785) 575-6322
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

Note. Schedule filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               (Page 1 of 7 Pages)
---------------------

       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

DA1:\131347\01\2TCJ01!.DOC\68523.0006

------------------------------------------------                            ----------------------------------------
CUSIP No. 401376 10 8                                     13D                           Page 2 of 7 Pages
------------------------------------------------                            ----------------------------------------

========= ====================================================================================================================
1         NAMES OF REPORTING PERSON

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WESTAR CAPITAL, INC.

          IRS NO. 48-1092416
========= ====================================================================================================================
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          |_|      (a)

          |X|      (b)
========= ====================================================================================================================
3         SEC USE ONLY


========= ====================================================================================================================
4         SOURCE OF FUNDS*

          N/A
========= ====================================================================================================================
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)


========= ====================================================================================================================
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          KANSAS
============================================ ======= =========================================================================
  NUMBER OF SHARES BENEFICIALLY OWNED BY     7       SOLE VOTING POWER
        EACH REPORTING PERSON WITH
                                                     0
                                             ======= =========================================================================
                                             8       SHARED VOTING POWER

                                                     0
                                             ======= =========================================================================
                                             9       SOLE DISPOSITIVE POWER

                                                     0
                                             ======= =========================================================================
                                             10      SHARED DISPOSITIVE POWER

                                                     0
========= ====================================================================================================================
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
========= ====================================================================================================================
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

          CERTAIN SHARES*
========= ====================================================================================================================
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
========= ====================================================================================================================
14        TYPE OF REPORTING PERSON*

          CO
========= ====================================================================================================================
*SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------                            ----------------------------------------
CUSIP No. 401376 10 8                                     13D                           Page 3 of 7 Pages
------------------------------------------------                            ----------------------------------------

========= ====================================================================================================================
1         NAMES OF REPORTING PERSON

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          WESTERN RESOURCES, INC.

          IRS NO.   48-0290150
========= ====================================================================================================================
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          |_|      (a)

          |X|      (b)
========= ====================================================================================================================
3         SEC USE ONLY


========= ====================================================================================================================
4         SOURCE OF FUNDS*

          N/A
========= ====================================================================================================================
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)


========= ====================================================================================================================
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          KANSAS
============================================ ======= =========================================================================
  NUMBER OF SHARES BENEFICIALLY OWNED BY     7       SOLE VOTING POWER
        EACH REPORTING PERSON WITH
                                                     0
                                             ======= =========================================================================
                                             8       SHARED VOTING POWER

                                                     0
                                             ======= =========================================================================
                                             9       SOLE DISPOSITIVE POWER

                                                     0
                                             ======= =========================================================================
                                             10      SHARED DISPOSITIVE POWER

                                                     0
========= ====================================================================================================================
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
========= ====================================================================================================================
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

          CERTAIN SHARES*
========= ====================================================================================================================
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
========= ====================================================================================================================
14        TYPE OF REPORTING PERSON*

          CO
========= ====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------                            ----------------------------------------
CUSIP No.  401376                                         13D                           Page 4 of 7 Pages
------------------------------------------------                            ----------------------------------------

========= ====================================================================================================================
1         NAMES OF REPORTING PERSON

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          PROTECTION ONE, INC.

          IRS NO. 92-1063818
========= ====================================================================================================================
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          |_|      (a)

          |X|      (b)
========= ====================================================================================================================
3         SEC USE ONLY


========= ====================================================================================================================
4         SOURCE OF FUNDS*

          N/A
========= ====================================================================================================================
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)


========= ====================================================================================================================
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
============================================ ======= =========================================================================
  NUMBER OF SHARES BENEFICIALLY OWNED BY     7       SOLE VOTING POWER
        EACH REPORTING PERSON WITH
                                                     0
                                             ======= =========================================================================
                                             8       SHARED VOTING POWER

                                                     0
                                             ======= =========================================================================
                                             9       SOLE DISPOSITIVE POWER

                                                     0
                                             ======= =========================================================================
                                             10      SHARED DISPOSITIVE POWER

                                                     0
========= ====================================================================================================================
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
========= ====================================================================================================================
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

          CERTAIN SHARES*
========= ====================================================================================================================
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
========= ====================================================================================================================
14        TYPE OF REPORTING PERSON*

          CO
========= ====================================================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------                            ----------------------------------------
CUSIP No.  401376                                         13D                            Page 5 of 7 Pages
------------------------------------------------                            ----------------------------------------

========= ====================================================================================================================
1         NAMES OF REPORTING PERSON

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          PROTECTION ONE INVESTMENTS, INC.

          IRS NO.  95-4716134
========= ====================================================================================================================
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          |_|      (a)

          |X|      (b)
========= ====================================================================================================================
3         SEC USE ONLY


========= ====================================================================================================================
4         SOURCE OF FUNDS*

          N/A
========= ====================================================================================================================
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)


========= ====================================================================================================================
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
============================================ ======= =========================================================================
  NUMBER OF SHARES BENEFICIALLY OWNED BY     7       SOLE VOTING POWER
        EACH REPORTING PERSON WITH
                                                     0
                                             ======= =========================================================================
                                             8       SHARED VOTING POWER

                                                     0
                                             ======= =========================================================================
                                             9       SOLE DISPOSITIVE POWER

                                                     0
                                             ======= =========================================================================
                                             10      SHARED DISPOSITIVE POWER

                                                     0
========= ====================================================================================================================
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
========= ====================================================================================================================
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

          CERTAIN SHARES*
========= ====================================================================================================================
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
========= ====================================================================================================================
14        TYPE OF REPORTING PERSON*

          CO
========= ====================================================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER.

This Statement relates to the Class A Voting Common Stock, $.001 par value (the "Shares"), of Guardian International, Inc. ("Guardian"), a Nevada corporation. Guardian's principal executive office is located at 3880 North 28th Terrace, Hollywood, Florida 33020-1118.

ITEM 2.  IDENTITY AND BACKGROUND.

This Statement is filed on behalf of Protection One Investments, Inc., a Delaware Corporation ("P-One Investments"), Protection One, Inc., a Delaware corporation ("Protection One"), Westar Capital, Inc., a Kansas corporation ("Westar Capital"), and Western Resources, Inc., a Kansas corporation ("Western Resources" and, together with Westar Security, Protection One and Westar Capital, collectively referred to herein as the "Reporting Persons"). The Reporting Persons are affiliated companies.

On December 7, 1998, Westar Security, Inc., a Kansas corporation and wholly owned subsidiary of Protection One ("Westar Security"), contributed all of the securities of Guardian owned by Westar Security on such date to P-One Investments in connection with certain actions taken by Protection One to reorganize its corporate structure. In connection with the same corporate reorganization, on December __, 1998, Westar Security merged with and into Protection One Alarm Monitoring, Inc., a Delaware corporation and wholly owned subsidiary of Protection One, with the latter being the surviving entity.

ITEM 4.  PURPOSE OF TRANSACTION.

N/A

ITEM  5.  INTEREST IN SECURITIES OF ISSUER.

N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

N/A

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

None.



                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                             January 15, 1999
                                             ----------------
                                                  (Date)

                                             WESTAR CAPITAL, INC.

                                             By: /s/ Lee P. Wages
                                                 ---------------------------
                                                 Name: Lee P. Wages
                                                 Title: President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                            January 15, 1999
                                            ----------------
                                                 (Date)


                                            WESTERN RESOURCES, INC.

                                            By: /s/ Richard Terrill
                                                ------------------------------
                                                Name: Richard Terrill
                                                Title: Vice President, Law and
                                                       Corporate Secretary


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                            January 15, 1999
                                            ----------------
                                                 (Date)


                                            PROTECTION ONE, INC.

                                            By: /s/ Montgomery W. Cornell
                                                ------------------------------
                                                Name: Montgomery W. Cornell
                                                Title: Chief Financial Officer
                                                       and Secretary




                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                            January 15, 1999
                                            ----------------
                                                 (Date)


                                            PROTECTION ONE INVESTMENTS, INC.

                                            By: /s/ Montgomery W. Cornell
                                                ------------------------------
                                                Name: Montgomery W. Cornell
                                                Title: Vice President






                                       7